Filed pursuant to Rule 424(B)(5)
Registration No. 333-124120
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 26, 2005)
$550,000,000
6 5/8% SENIOR SUBORDINATED NOTES DUE 2016

Interest payable on April 15 and October 15

We are offering $550,000,000 aggregate principal amount of our 6 5/8% Senior Subordinated Notes due 2016, which we refer to in this prospectus supplement as the notes. The notes will mature on April 15, 2016. We will pay interest on the notes on April 15 and October 15 of each year, beginning October 15, 2006.
We may redeem any of the notes beginning on April 15, 2011. The initial redemption price is 103.313% of their principal amount plus accrued interest. Prior to that time, we may redeem all of the notes at a make-whole redemption price. In addition, before April 15, 2009, we may redeem up to 35% of the notes at a redemption price of 106.625% of their principal amount plus accrued interest using the net cash proceeds from certain sales of our common stock.

The notes will rank junior to our senior indebtedness, equally with our other senior subordinated indebtedness and effectively junior to the obligations of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per Note	Total

Public Offering Price	100.00%	$550,000,000
Underwriting Discount	0.75%	$4,125,000
Proceeds, before expenses, to Newfield	99.25%	$545,875,000
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The notes will be ready for delivery in book-entry form only through the Depository Trust Company on or about April 3, 2006.

Sole Book-Running Manager
MORGAN STANLEY

Joint Lead Manager
JPMORGAN

Senior Co-Managers

FIRST ALBANY CAPITAL	GOLDMAN, SACHS & CO.	WACHOVIA SECURITIES

Co-Managers

CALYON SECURITIES (USA)	HARRIS NESBITT
The date of this prospectus supplement is March 29, 2006

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of the offering. The second part is the prospectus, which gives more general information, some of which may not apply to the offering. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference in their entirety. You should pay special attention to “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying prospectus to determine whether an investment in notes is appropriate for you. For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, references to “us,” “we,” “our” or “Newfield” are to Newfield Exploration Company and its subsidiaries. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus.
      You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in the documents incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS
      This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus supplement as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to in this prospectus supplement as the Exchange Act. All statements other than statements of historical facts included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, including statements regarding estimated or anticipated operating and financial data, production targets, anticipated production rates, planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, wells planned to be drilled in the future, our financial plans and our business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may very significantly from those anticipated due to many factors, including:

•	drilling results;

•	oil and gas prices;

•	well and waterflood performance;

•	severe weather conditions, such as hurricanes;

•	the prices of goods and services;

•	the availability of drilling rigs and other support services;

•	the availability of capital resources; and

•	the other factors affecting our business described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2005.
      The information contained in this prospectus supplement and the documents incorporated by reference into this prospectus supplement identify additional factors that could affect our operating results and performance. We urge you to carefully consider these factors. All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement.

SUMMARY
      This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus or in documents incorporated by reference herein or therein. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein in their entirety for a better understanding of the offering. You should read “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying prospectus, and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, for more information about important factors that you should consider before buying notes in the offering.
Newfield Exploration Company
      We are an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. Our company was founded in 1989 and initially focused on the shallow waters of the Gulf of Mexico. Today, we have a diversified asset base. Our domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. Internationally, we are active offshore Malaysia and China and in the U.K. North Sea.
      At year-end 2005, we had proved reserves of 2.0 Tcfe. Of those reserves:

•	70% were natural gas;

•	68% were proved developed;

•	72% were located onshore in the United States;

•	20% were located in the Gulf of Mexico; and

•	8% were located internationally.
      The location of our reserves has changed significantly since the late 1990s. Through large acquisitions, leasing efforts and subsequent drilling activities, we have added significant reserves onshore in the United States. We also have added international focus areas and have grown reserves through these ventures.
Strategy
      The elements of our growth strategy have remained substantially unchanged since our founding and consist of:

•	growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions;

•	focusing on select geographic areas;

•	controlling operations and costs;

•	using advanced technologies; and

•	attracting and retaining a quality workforce through equity ownership and other performance-based incentives.
      Drilling Program. In an effort to manage the risks associated with our strategy to grow reserves through the drillbit, each year we drill a greater number of lower risk, low to moderate potential wells and a lesser number of higher risk, higher potential prospects. Our low-risk drilling opportunities in the Rocky Mountains, the Mid-Continent and the shallow waters of Malaysia and the Gulf of Mexico are complemented with higher potential plays in the Gulf of Mexico’s deep and ultra-deep shelf and deepwater and in other international waters. In recent years, about 20-30% of our initial annual capital expenditure budget has been allocated to exploration activities. We actively look for new drilling ideas on our existing property base and on properties that may be acquired. In 2005, 96% of our reserve additions came through the drillbit.

      Acquisitions. We actively pursue the acquisition of proved oil and gas properties in select geographic areas. The potential to add reserves through the drillbit is a critical consideration in our acquisition screening process. Since 2000, we have made several large acquisitions that have helped establish new focus areas. Recently, higher commodity prices and stiff competition for acquisitions has significantly increased the cost of available properties. As a result, during the past year we have looked to alternative ways to gain access to oil and gas properties such as joint venture alliances and leasing efforts.
      Geographic Focus. We believe that our long-term success requires extensive knowledge of the geologic and operating conditions in the areas where we operate. Because of this belief, we focus our efforts on a limited number of geographic areas where we can use our core competencies and have a significant influence on operations. We also believe that geographic focus allows us to make the most efficient use of our capital and personnel.
      Control of Operations and Costs. In general, we prefer to operate our properties. By controlling operations, we can better manage production performance, control operating expenses and capital expenditures, consider the application of technologies and influence timing. At year-end 2005, we operated about 79% of our total production.
      Technology. By investing in technology, we give our people the tools they need to succeed. Over the last five years, we have invested about $165 million in the acquisition of new seismic data. We have seismic surveys covering all of our major areas of operation.
      Equity Ownership and Incentive Compensation. We want our employees to act like owners. To achieve this, we reward and encourage them through equity ownership and performance-based compensation. A significant portion of our employees’ compensation is contingent on our profitability. As of February 28, 2006, our employees owned or had options to acquire about 7% of our outstanding common stock on a fully diluted basis.
Focus Areas
      Onshore Gulf Coast. We established onshore Gulf Coast operations in 1995 and made major acquisitions in 2000 and 2002 to grow our presence. Today, the onshore Gulf Coast is a major focus area for us, representing about one quarter of our total proved reserves and 30% of our daily production. Our operations are concentrated in South Texas, East Texas and the Val Verde Basin of West Texas.
      Mid-Continent. Through an acquisition in January 2001, we added the Mid-Continent as a focus area. Since that time, we have doubled our proved reserves and production from this area. The Mid-Continent is a gas-rich province characterized by multiple productive zones and relatively low drilling costs. For the past several years, we have focused on an initiative that we call “gas mining.” We drilled 267 wells in the Mid-Continent in 2005 and have a multi-year inventory of lower risk drilling opportunities. Our Mid-Continent division is managed by our Tulsa, Oklahoma office.
      Rocky Mountains. Through an acquisition in August 2004, we entered the Uinta Basin of the Rocky Mountains. The Monument Butte Field, located in northeastern Utah, now accounts for approximately 20% of our total proved reserves. The field offers a multi-year drilling inventory of lower risk wells. We drilled nearly 200 wells in the field in 2005 and expect to drill a similar number in 2006. The multiple basins of the Rocky Mountains, which have significant remaining reserves, offer us opportunities for growth. Our Rocky Mountain division is managed by our Denver, Colorado office.
      Gulf of Mexico. We are active in all of the major plays in the Gulf of Mexico: the traditional shelf; the deep and ultra-deep shelf; and deepwater. Although traditional shelf plays are mature, we believe that significant opportunities remain in the deep shelf and ultra-deep shelf. We operate about 180 production platforms in shallow water. This infrastructure facilitates cost effective operations and timely development of our discoveries. In the deepwater, we have made four deepwater discoveries to date, two of which are under development. First production from one of the discoveries is expected in late 2006.

      We also are active in an exploration initiative we refer to as “Treasure Project.” Prospective drilling depths for this concept are 30,000 feet or more. The ultra-deep targets of this concept are high risk but the potential reserve impact could be significant. We have 95 lease blocks associated with this concept. There is no production from these depths on the Gulf of Mexico shelf today. In February 2005, we began drilling the first test of this concept — the Blackbeard West #1 well. The well continues to drill. Initially, our cost to drill the well was carried by our partners; however, the well’s cost has exceeded initial estimates so we are now paying 23% of the costs. We estimate that our net cost for the well will be approximately $15 million.
      International. Over the last two years, we have acquired interests in three offshore Malaysia blocks that include current production, undeveloped discoveries and lower risk drilling prospects in shallow water and a large deepwater exploration concession. We have four fields under development and expect to drill our first deepwater prospect in late 2006. We are developing two oil fields in China’s Bohai Bay. First production is expected in late 2006. During 2005, we added two license areas offshore Hong Kong in the Pearl River Mouth Basin. In the North Sea, we are developing our 2005 Grove discovery with first production expected in late 2006. We have international offices in Kuala Lumpur, London and Beijing. For revenues from our domestic and international operations, see Note 17, “Segment Information,” to our consolidated financial statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus.
Plans for 2006
      Our capital budget for 2006 is $1.9 billion, including $180 million allocated for hurricane repairs in the Gulf of Mexico (of which we expect the majority to be covered by proceeds from insurance) and $105 million of capitalized interest and overhead. We have not budgeted for potential acquisitions. We plan to drill more than 600 wells in 2006, about 80% of which are lower risk wells in the Mid-Continent or the Uinta Basin. About $350 million has been earmarked for exploration activities.
      Onshore Gulf Coast. In 2006, we will balance development drilling of lower risk opportunities with some higher risk, higher impact exploration tests. We plan to drill about 100 wells and invest approximately $350 million.
      Mid-Continent. We expect to drill about 300 wells and invest approximately $440 million. The majority of the planned drilling is associated with our gas mining initiatives.
      Rocky Mountains. Our primary capital program in the Monument Butte Field consists of drilling shallow, lower risk wells and water injection wells, waterflood optimization activities and investment in field infrastructure. We plan to drill about 220 wells in the field during 2006. We also plan to drill 4-8 deep gas exploratory wells to test for potential beneath the field. Our 2006 capital budget includes $155 million for these activities.
      Gulf of Mexico. We expect to drill about 25-30 wells in 2006, including 15-20 in the traditional shelf, 3-4 in the deep shelf, one (Blackbeard West #1) in the ultra-deep Treasure Project and 3-5 in deepwater. About $375 million of our capital budget for 2006 has been allocated for these drilling projects.
      International. In 2006, we expect to drill 10-12 shallow water wells in Malaysia and one deepwater exploration well. In the North Sea, we plan to drill two development wells in our Grove Field and one exploration well. Our drilling program in the Bohai Bay will focus on development of our two commercial fields. Our total investment in these international ventures for 2006 is planned to be $300 million.

Summary of Reserve and Production Data
      We have achieved substantial growth in proved reserves and production during the past five years. The following table shows our proved reserves as of the end of, and production for, each of the indicated years.

	As of December 31,

	2001	2002	2003	2004	2005

Proved Reserves:
Natural gas (Bcf)	718.3	977.1	1,090.2	1,241.1	1,391.3
Oil, condensate and natural gas liquids (MMBbls)	31.0	34.0	37.8	90.5	101.6

Total proved reserves (Bcfe)	904.1	1,181.3	1,316.8	1,783.9	2,001.0
Annual Production:
Natural gas (Bcf)	133.2	144.7	184.2	198.2	191.0
Oil and condensate (MBbls)	5,522	5,235	6,054	7,565	8,446

Total (Bcfe)	166.3	176.1	220.6	243.6	241.6

      Our executive offices are located at 363 N. Sam Houston Parkway East, Suite 2020, Houston, Texas 77060, and our telephone number is (281) 847-6000. Our website can be found at www.newfld.com. Information contained at our website is not incorporated by reference into this prospectus supplement and you should not consider information contained at our website as part of this prospectus supplement.

The Offering
      The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes and definitions of some of the terms used in this summary, see “Description of the Notes” elsewhere in this prospectus supplement.

Securities Offered	$550,000,000 aggregate principal amount of 6 5/8 % Senior Subordinated Notes due 2016.

Maturity	April 15, 2016.

Interest	6 5/8 % per annum, payable semi-annually on each April 15 and October 15, commencing October 15, 2006.

Ranking	The notes will be our unsecured senior subordinated debt. The notes will rank junior in right of payment to all of our present and future Senior Indebtedness (as defined in this prospectus supplement), equally in right of payment to our outstanding 8 3/8% Senior Subordinated Notes due 2012 and our 6 5/8 % Senior Subordinated Notes due 2014, and senior to all of our future indebtedness that is expressly subordinated to the notes. The notes will effectively rank junior to the obligations of our subsidiaries.

As of December 31, 2005, we had approximately $300 million of Senior Indebtedness outstanding and our subsidiaries had an additional approximately $765 million of liabilities (excluding intercompany liabilities and deferred revenue).

Subsidiary Guarantees	The notes initially will not be guaranteed by any of our subsidiaries. However, the indenture governing the notes provides that if any of our subsidiaries guarantees any of our indebtedness at any time in the future, then we will cause the notes to be guaranteed by such subsidiary on a senior subordinated basis.

Optional Redemption	The notes may be redeemed at any time on or after April 15, 2011, at our option, in whole or in part, at the prices listed under “Description of the Notes — Optional Redemption.” Prior to that date, the notes may be redeemed at our option, in whole but not in part, at a make-whole price described under “Description of the Notes — Optional Redemption.” Before April 15, 2009, we may redeem up to 35% of the original principal amount of the notes with the net cash proceeds of certain sales of our common stock at 106.625% of the principal amount, plus accrued and unpaid interest to the date of redemption.

Change of Control	If a change of control occurs prior to maturity, you may require us to purchase all or part of your notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of redemption.

Certain Covenants	The indenture governing the notes will limit our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional debt;

• make restricted payments;

• pay dividends on or redeem our capital stock;

• make certain investments;

• create liens;

• make certain dispositions of assets;

• engage in transactions with affiliates; and

• engage in mergers, consolidations and certain sales of assets.

As to our restricted subsidiaries, the indenture governing the notes also will limit their ability to enter into or become subject to arrangements that would restrict or limit their ability to:

• pay dividends or make other distributions to us or other restricted subsidiaries;

• make loans or advances to us; and

• transfer any assets to us.

These covenants are subject to important exceptions and qualifications, as described under “Description of the Notes — Certain Covenants.”

If the notes are assigned an investment grade rating from Moody’s and Standard & Poor’s, many of these covenants will be suspended.

Use of Proceeds	We intend to use the net proceeds from the offering to redeem our 8 3/8 % Senior Subordinated Notes due 2012 and for general corporate purposes, including to fund a portion of our 2006 capital program. See “Use of Proceeds.”
Risk Factors
      An investment in the notes involves certain risks that you should carefully evaluate prior to making an investment. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying prospectus and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005.

Summary Selected Financial Data
      We derived the summary selected historical financial data for the year ended December 31, 2005 from our audited financial statements.
      The following table should be read together with, and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

Year Ended
December 31,
2005

(In millions)
Income Statement Data:
Oil and gas revenues	$1,762
Operating expenses:
Lease operating	205
Production and other taxes	64
Depreciation, depletion and amortization	521
Ceiling test writedown	10
General and administrative	104
Other	(29)

Total operating expenses	875

Income from operations	887

Other income (expense):
Interest expense	(72)
Capitalized interest	46
Commodity derivative expense	(322)
Other	4

(344)

Income from operations before income taxes	543

Income tax provision:
Current	70
Deferred	125

195

Net income	$348

Balance Sheet Data (at end of period):
Working capital deficit	$(130)
Oil and gas properties, net	4,410
Total assets	5,081
Total long-term debt	870
Total stockholders’ equity	2,378
Cash Flow Data:
Net cash provided by operating activities	$1,109
Net cash used in investing activities	(1,036)
Net cash used in financing activities	(88)
EBITDA	1,090

Non-GAAP Financial Measure
      EBITDA is defined as income from continuing operations before net interest expense, dividends, income taxes, depreciation, depletion and amortization and is calculated as follows:

Year Ended
December 31,
2005

(In millions)
Net income	$348
Adjustments to derive EBITDA:
Interest expense, net of capitalized interest	26
Income tax provision	195
Depreciation, depletion and amortization	521

EBITDA	$1,090

      EBITDA is used as a supplemental financial measure by our management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess:

•	the financial performance of our assets without regard to financing methods, capital structures or historical costs;

•	the ability of our assets to generate cash sufficient to pay interest and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies, without regard to financing and capital structure; and

•	the viability of projects and the overall rates of return on alternative investment opportunities.
      EBITDA should not be considered an alternative to net income or income from operations, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. This non-GAAP financial measure is not intended to represent GAAP-based cash flows. We have reconciled our EBITDA amounts to our consolidated net cash provided by operating activities.

Year Ended
December 31,
2005

(In millions)
EBITDA	$1,090
Adjustments to reconcile EBITDA to net cash provided by operating activities:
Interest expense, net of capitalized interest	(26)
Current income tax provision	(70)
Stock compensation	10
Commodity derivative expense	210
Changes in operating assets and liabilities	(108)
Ceiling test writedown	10
Gain on sale of floating production system and pipelines	(7)

Net cash provided by operating activities	$1,109

Ratio of Earnings to Fixed Charges
      We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

						Pro Forma
						for the
	Years Ended December 31,					Offering

	2001	2002	2003	2004	2005	2005

Ratio of earnings to fixed charges	5.5x	3.2x	6.0x	9.0x	7.7x	8.2x
      For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest (both expensed and capitalized), distributions on our convertible trust preferred securities (which were redeemed in full in June 2003) and the estimated interest component of rent expense.

RISK FACTORS
      Please refer to “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein, for a description of additional risks associated with an investment in our securities, including the notes offered by this prospective supplement.
Risks Associated with the Notes
Your right to receive payments on the notes is junior to our existing senior indebtedness and is effectively junior to the obligations of our subsidiaries.
      The indebtedness evidenced by the notes is a senior subordinated obligation of Newfield. The payment of the principal of, premium, if any, on and interest on the notes is subordinate in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined in this prospectus supplement), including borrowings under our credit arrangements.
      All of our international, U.S. mid-continent and Rocky Mountain properties, a significant portion of our onshore Gulf Coast properties and a small portion of our Gulf of Mexico properties are owned by our subsidiaries. Distributions or advances from our subsidiaries are a source of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. You will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries that do not guarantee the notes and to all secured or senior creditors of our subsidiaries, whether or not they guarantee the notes, with respect to the assets securing the claims of those secured creditors and generally with respect to senior creditors. Initially, none of our subsidiaries will guarantee the notes.
      At December 31, 2005, we had approximately $300 million in senior indebtedness outstanding (excluding indebtedness of our subsidiaries) and approximately $1 billion available under our credit facility and money market lines of credit. Any future borrowings under our bank credit facility will also constitute senior indebtedness. In addition, at December 31, 2005, our subsidiaries had approximately $765 million of liabilities, excluding intercompany liabilities and deferred revenues.
If we experience a change of control, we may be unable to repurchase the notes as required under the indenture.
      Upon a change of control, you will have the right to require us, subject to various conditions, to repurchase the notes. We may not have sufficient financial resources to pay the repurchase price for the notes, or we may be prohibited from doing so under our revolving credit facility or other credit arrangements. In addition, before we can purchase any notes, we may be required to:

•	repay our bank and other debt that ranks senior to the notes; or

•	obtain a consent from lenders of senior debt to repurchase the notes.
      If a change of control occurs and we are prohibited from repurchasing the notes, our failure to do so would cause us to default under the indenture, which in turn is likely to be a default under our credit arrangements, our outstanding senior notes due 2007 and 2011, our outstanding senior subordinated notes due 2012 and 2014 and any future debt. Any other default under our revolving credit facility or other debt would also likely prohibit us from repurchasing the notes.
Federal and state statutes allow courts, under specific circumstances, to void subsidiary guaranties.
      The indenture governing the notes does not require any subsidiary to guarantee the notes unless that subsidiary guarantees other indebtedness of ours as described under “Description of the Notes.” Currently, there are no subsidiary guarantors. Various fraudulent conveyance laws have been enacted for the protection of creditors, and a court may use these laws to subordinate or avoid any subsidiary guaranty that may be delivered in the future. A court could avoid or subordinate a subsidiary guaranty in favor of that subsidiary guarantor’s other creditors if the court found that either:

•	the guaranty was incurred with the intent to hinder, delay or defraud any present or future creditor or the subsidiary guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others; or

•	the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its subsidiary guaranty;
and, in either case, the subsidiary guarantor, at the time it issued the subsidiary guaranty:

•	was insolvent or rendered insolvent by reason of the issuance of the subsidiary guaranty;

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.
      Among other things, a legal challenge of the subsidiary guaranty on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of our issuance of the notes or the delivery of the subsidiary guaranty. To the extent the subsidiary guaranty was avoided as a fraudulent conveyance or held unenforceable for any other reason, you would cease to have any claim against that subsidiary guarantor and would be solely a creditor of us and of any subsidiary guarantors whose subsidiary guaranties were not avoided or held unenforceable. In that event, your claims against the issuer of an invalid subsidiary guaranty would be subject to the prior payment of all liabilities of that subsidiary guarantor.
You may find it difficult to sell your notes because an active market for the notes may not develop.
      We do not know the extent to which investor interest will lead to the development of a trading market for the notes or how liquid that market might be. As a result, the market price of the notes could be adversely affected.
      The market price of the notes also could be adversely affected by factors such as:

•	the number of potential buyers;

•	the level of liquidity of the notes;

•	ratings published by major credit rating agencies;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the redemption and repayment features of the notes; and

•	the time remaining to the maturity of the notes.
As a result of these factors, you may only be able to sell your notes a prices below those you believe to be appropriate, including prices below the price you paid for them.
USE OF PROCEEDS
      The net proceeds from the offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, will be approximately $546 million. We intend to use the net proceeds from the offering to redeem our 8 3/8 % Senior Subordinated Notes due 2012 ($250 million aggregate principal amount outstanding plus redemption premium of approximately $20 million) and for general corporate purposes, including to fund a portion of our 2006 capital program (as discussed in more detail above under “Summary — Plans for 2006”).

CAPITALIZATION
      The following table sets forth as of December 31, 2005 our cash and cash equivalents and our capitalization on an actual basis and on an as adjusted basis to give effect to:

•	the offering;

•	the redemption our 8 3/8 % Senior Subordinated Notes due 2012 at a premium of approximately $20 million; and

•	the write-off of approximately $8 million of unamortized issuance costs and discount associated with our 8 3/8 % Senior Subordinated Notes due 2012.
      The as adjusted basis assumes that the offering and redemption occurred on December 31, 2005.

	As of
	December 31, 2005

	Actual	As Adjusted

	(in millions)
Cash and cash equivalents	$39	$315

Long-term debt:
Senior debt	296	296
8 3/8 % Senior Subordinated Notes due 2012	249	—
6 5/8 % Senior Subordinated Notes due 2014	325	325
6 5/8 % Senior Subordinated Notes due 2016	—	550

Total long-term debt	870	1,171

Stockholders’ equity:
Preferred stock ($0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 129,356,162 issued and outstanding	1	1
Additional paid-in capital	1,186	1,186
Treasury stock (at cost, 1,815,594 shares)	(27)	(27)
Unearned compensation	(34)	(34)
Accumulated other comprehensive income (loss)	(44)	(44)
Retained earnings	1,296	1,278

Total stockholders’ equity	2,378	2,360

Total capitalization	$3,248	$3,531

DESCRIPTION OF THE NOTES
      Newfield Exploration Company will issue the notes offered hereby (the “Notes”) as a new series of its debt securities under a Subordinated Indenture dated as of December 10, 2001, between itself and Wachovia Bank, National Association (formerly First Union National Bank), as Trustee, as supplemented by an indenture supplement creating the Notes (the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
      Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “Company,” “we,” “us” and “our” refer only to Newfield Exploration Company and not to any of its subsidiaries. The registered holder of a Note will be treated as the owner of it for all purposes, and all references in this “Description of the Notes” to “Holders” or “Noteholders” mean holders of record, unless otherwise indicated.
      The following description summarizes the material provisions of the Notes and the Indenture. The description does not restate any of these instruments in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A form of the Indenture is available from us.
General
      The Notes:

•	will be unsecured senior subordinated obligations of the Company, ranking equally in right of payment to the Company’s 8 3/8% Senior Subordinated Notes due 2012 and 6 5/8 % Senior Subordinated Notes due 2014;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	will be issued in an original aggregate principal amount of $550 million;

•	will mature on April 15, 2016; and

•	will bear interest commencing on the Issue Date at 6 5/8 % per annum, payable semiannually on each April 15 and October 15, commencing October 15, 2006, to holders of record on the immediately preceding April 1 and October 1.
Principal, Maturity and Interest
      The Company will issue the Notes initially with a maximum aggregate principal amount of $550 million. The Company will issue the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on April 15, 2016. Subject to our compliance with the covenant described under the subheading “—Certain Covenants— Limitation on Indebtedness,” we are entitled to, without the consent of the Holders, issue more Notes under the Indenture on the same terms and conditions and with the same CUSIP number as the Notes being offered hereby in an unlimited principal amount (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.
      Interest on these Notes will accrue at the rate of 6 5/8 % per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on October 15, 2006. We will make each interest payment to the holders of record of these Notes on the immediately preceding April 1 and October 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

      Interest on these Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Optional Redemption
      On and after April 15, 2011, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Redemption
Period	Price

2011	103.313%
2012	102.208%
2013	101.104%
2014 and thereafter	100.000%
      Prior to April 15, 2009, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued prior to the redemption date at a redemption price (expressed as a percentage of principal amount) of 106.625%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Public Equity Offerings; provided that

•	at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

•	each such redemption occurs within 90 days after the date of the related Public Equity Offering.
      We will be entitled, at our option, at any time as a whole prior to April 15, 2011, to redeem the Notes (which includes the Additional Notes, if any) at a redemption price equal to the sum of:

•	the principal amount thereof, plus

•	accrued and unpaid interest, if any, to the redemption date, plus

•	the Applicable Premium at the redemption date (which is computed with reference to the applicable Treasury Rate).
Selection and Notice of Redemption
      If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.
      We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon surrender of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No Mandatory Redemption; Offers to Purchase; Open Market Purchases
      We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants— Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.
Subsidiary Guaranties
      Under the circumstances described below, our obligations under the Notes may in the future be jointly and severally guaranteed by our existing or future Subsidiaries as Subsidiary Guarantors. Initially, we expect that there will be no Subsidiary Guarantors. Although the Indenture does not contain any requirement that any Subsidiary initially execute and deliver a Guaranty Agreement providing for a Subsidiary Guaranty, the covenant described below under “—Certain Covenants— Future Guarantors” may require a Subsidiary in the future to execute and deliver a Guaranty Agreement.
      Under its Subsidiary Guaranty, each Subsidiary Guarantor will guarantee, jointly and severally, on a senior subordinated basis to each Holder and the Trustee, the full and prompt performance of our obligations under the Indenture and the Notes, including the payment of principal of (or premium, if any, on) and interest on the Notes.
      The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. Please read “Risk Factors— Risks Associated with the Notes— Federal and state statutes allow courts, under specific circumstances, to void subsidiary guaranties.”
      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
      If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors— Risks Associated with the Notes— Federal and state statutes allow courts, under specific circumstances, to void subsidiary guaranties.”
      The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1) upon the sale or other disposition (including by way of consolidation or merger) of all of the Capital Stock of that Subsidiary Guarantor, in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture;

(2) upon the liquidation and dissolution of such Subsidiary Guarantor;

(3) upon our exercise of our legal defeasance, covenant defeasance or satisfaction and discharge option as described under “—Defeasance and Discharge;” or

(4) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary.
Ranking

Senior Indebtedness versus Notes
      The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior

Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Revolving Credit Facility.
      As of December 31, 2005, after giving effect to this offering:

(1) the Company’s Senior Indebtedness would have been approximately $300 million, none of which would have been Secured Indebtedness; and

(2) the liabilities of the Company’s Subsidiaries (excluding inter-company liabilities) would have been approximately $765 million, none of which would have been Secured Indebtedness.
      Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. Please read “—Certain Covenants— Limitation on Indebtedness.”

Liabilities of Subsidiaries versus Notes
      All of our international, U.S. mid-continent and Rock Mountain properties, and a significant portion of our onshore Gulf Coast properties and a small portion of our Gulf of Mexico properties are owned and operated by our subsidiaries. Distributions or advances from our subsidiaries are a source of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the Notes. Holders of the Notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries that do not guarantee the Notes and to all secured or senior creditors of our subsidiaries, whether or not they guarantee the Notes, with respect to the assets securing the claims of those secured creditors and generally with respect to senior creditors.
      Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants— Limitation on Indebtedness.”

Other Senior Subordinated Indebtedness versus Notes
      Only Indebtedness of the Company or any Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company (including its 2012 Notes and 2014 Notes) and the relevant Subsidiary Guarantor, respectively.
      We have agreed in the Indenture that we and any Subsidiary Guarantor will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantor, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantor, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.
Payment of Notes
      We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under “—Defeasance and Discharge” below and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Company is not paid in full when due; or

(2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;
unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or cash equivalents. Regardless of these prohibitions, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.
      During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee and by us of written notice (a “Payment Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and us from the Person or Persons who gave such Payment Blockage Notice;

(2) because the default giving rise to such Payment Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash or cash equivalents.
      Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness has accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods are in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.
      Upon any payment or distribution of the assets of the Company upon a liquidation, dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment; and

(2) until the Senior Indebtedness of the Company is paid in full in cash or cash equivalents, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Notes may receive certain Capital Stock and subordinated debt obligations.
      If a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

      If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration.
      A Subsidiary Guarantor’s obligations under its Subsidiary Guaranty will be senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company’s obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.
      By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.
      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “—Defeasance and Discharge.”
Change of Control
      Upon the occurrence of any of the following events (each a “Change of Control”), then unless the Company shall have exercised its right to redeem all the Notes, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Unless we have exercised our right to redeem all the Notes and have delivered an irrevocable notice of redemption to the Trustee, within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.
      We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.
      The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants— Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.
      The Revolving Credit Facility provides that the occurrence of certain change of control events with respect to the Company will constitute a default thereunder. In the event that at the time of a Change of Control the terms of any Senior Indebtedness of the Company (including the Revolving Credit Facility) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default with respect to the Notes, which would, in turn, constitute a default under the Revolving Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.
      Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company (determined on a consolidated basis) to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.
      The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.
Certain Covenants
      The Indenture contains covenants including, among others, the following:

Covenant Suspension
      During any period that the Notes have a rating equal to or higher than BBB- by S&P and Baa3 by Moody’s (“Investment Grade Ratings”) and no Default has occurred and is continuing, the Company and the Restricted Subsidiaries will not be subject to the following covenants:

(a) paragraphs (a) through (d) of the covenant described under “—Limitation on Indebtedness;”

(b) “Limitation on Restricted Payments;”

(c) “Limitation on Restrictions on Distributions from Restricted Subsidiaries;”

(d) “Limitation on Sales of Assets and Subsidiary Stock;”

(e) “Limitation on Affiliate Transactions;”

(f) clause (3) of the covenant described under “—Merger and Consolidation;” and

(g) “Future Guarantors,”
(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and subsequently one or both of S&P and Moody’s downgrades the rating assigned to the Notes below BBB— , in the case of S&P, and below Baa3, in the case of Moody’s, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (subject to subsequent suspension if the Notes again receive Investment Grade Ratings), and, with respect to Restricted Payments proposed to be made after the time of such downgrade, the permissibility of such proposed Restricted Payments will be calculated in accordance with the terms of the covenant described below under “—Limitation on Restricted Payments” as though such covenant had been in effect since the Issue Date, it being understood, however, that no actions taken by the Company or any Restricted Subsidiary during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants.

Limitation on Indebtedness
      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.5 to 1.
      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (“Permitted Indebtedness”):

(1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $650 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and (B) $200 million plus 20% of ACNTA as of the date of such Incurrence;

(2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, unless such Indebtedness is owing to a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3) the Notes (but excluding any Additional Notes) and all Subsidiary Guaranties;

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by the Company and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or the Company;

(7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

(8) Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;

(9) obligations in respect of performance, bid and surety bonds, including Guarantees and letters of credit functioning as or supporting such performance, bid and surety bonds, completion guarantees and other reimbursement obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(11) Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness of the Company or a Subsidiary Guarantor outstanding on the Issue Date or permitted by the Indenture to be Incurred by the Company or a Subsidiary Guarantor;

(12) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement or carrying cost of assets used in the business of the Company and its Restricted Subsidiaries and related financing costs, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed $25 million;

(13) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

(14) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(15) Non-Recourse Purchase Money Indebtedness; and

(16) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) above or paragraph (a)) does not exceed $50 million.
      (c) Notwithstanding the preceding, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.
      (d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Revolving Credit Facility on the Issue Date will be treated as Incurred on such date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Permitted Indebtedness described above, or is entitled to be incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant, the Company, in its sole discretion, may classify (or later reclassify in whole or in part) such item of Indebtedness (or any portion thereof) as of the time of Incurrence in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3) the Company will be entitled to divide and classify (or later reclassify) an item of Indebtedness in more than one of the types of Permitted Indebtedness described above or as having been incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant.
      (e) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

Limitation on Restricted Payments
      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the 2002 Issue Date would exceed the sum (without duplication) of the following (the “Restricted Payment Basket”):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2002 to the end of the most recent fiscal quarter for which financial statements of the Company are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or the fair market value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the 2002 Issue Date (other than an issuance or sale (w) in connection with the acquisition of EEX Corporation by merger, (x) to a Subsidiary of the Company, (y) to an employee stock ownership plan or (z) to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the 2002 Issue Date; plus

(C) the aggregate Net Cash Proceeds received by the Company subsequent to the 2002 Issue Date from the issuance or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; provided, however, that if such employee stock ownership plan or trust Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount shall be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made from time to time by such employee stock ownership plan or trust with respect to such Indebtedness; plus

(D) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the 2002 Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(E) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary after the 2002 Issue Date, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a

Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A)-(D); plus

(F) $15.0 million.

      (b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or a Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) of, Disqualified Stock of the Company which is permitted to be issued pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(4) other dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments at the time of payment;

(5) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year; provided further, however, that such purchases, redemptions and other acquisitions and retirements shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases, acquisitions or retirements of shares of Company common stock deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans when shares are surrendered to pay all or a portion of the exercise price or to satisfy any federal income tax obligations; provided, however, that such repurchases, acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments;

(7) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments;

(8) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenants described under “—Change of Control” above or “—Limitation on Sales of Assets and Subsidiary Stock” below (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default shall have occurred and be continuing (or would result therefrom), and (B) such purchase, repurchase, redemption, defeasance or other acquisition and retirement for value will be excluded in the calculation of the amount of Restricted Payments; or

(9) any redemption pursuant to a Qualified Redemption Transaction; provided, however, that such redemption shall be included in the calculation of the amount of Restricted Payments at the time of the redemption.
      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment.
      For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.
      As of December 31, 2005, the Restricted Payment Basket was in excess of $1.2 billion.

Limitation on Restrictions on Distributions from Restricted Subsidiaries
      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(i) any encumbrance or restriction pursuant to an agreement governing Indebtedness or Capital Stock and other agreements or instruments in effect at or entered into on the Issue Date;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary or Capital Stock or other agreement or instrument of such Restricted Subsidiary in existence on or prior to the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing in whole or in part of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or clause (B) of clause (2) of this covenant or contained in any amendment to, or modification, restatement, renewal, increase, supplement, replacement or extension of an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or clause (B) of clause (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, modification, restatement, renewal, increase, supplement, replacement or extension agreement are not materially more restrictive, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv) any customary encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(v) customary encumbrances and restrictions contained in agreements of the types described in the definition of the term “Permitted Business Investments;” and

(vi) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries; and

(2) with respect to clause (c) only,

(A) any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

(B) any encumbrance or restriction contained in credit agreements, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such credit agreements, security agreements or mortgages;

(C) encumbrances and restrictions contained in any agreement, instrument or Capital Stock assumed by the Company or any of its Restricted Subsidiaries or for which any of them becomes liable as in effect at the time of such transaction (except to the extent such agreement, instrument or Capital Stock was entered into in connection with or in contemplation of such transaction), which encumbrances and restrictions are not applicable to, any assets other than assets acquired in connection with such transaction and all improvements, additions and accessions thereto and products and proceeds thereof;

(D) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(E) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

(F) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or such Restricted Subsidiary.

Limitation on Liens
      The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind except for Permitted Liens, on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (A) in the case of any Lien securing Subordinated Obligations, the Notes are secured by a Lien on such assets that is senior in priority to such Lien and (B) in the case of any other Lien, the Notes are either secured equally or ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.

Limitation on Sales of Assets and Subsidiary Stock
      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents, oil and natural gas properties or capital assets to be used by the Company or any Restricted Subsidiary in the Oil and Gas Business; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value Senior Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;
provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
      Notwithstanding the preceding provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 120 days of their receipt.
      Notwithstanding the preceding, the 75% limitation referred to in paragraph (a)(2) above shall be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.
      The requirement of clause (a)(3)(B) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.
      (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will make such offer to purchase Notes on or before the 366th day after the later of the date of such Asset Disposition or the receipt of such Net Available Cash, and will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.
      (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions
      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $15 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $30 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.
      (b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment or other Restricted Payment, in each case not prohibited to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other benefit plans approved by the Board of Directors;

(3) loans or advances to officers, directors and employees who are Affiliates in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

(4) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(5) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(6) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or the Company’s senior management; and

(7) any agreement as in effect on the Issue Date and described in this prospectus supplement or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Merger and Consolidation
      The Company will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, directly or indirectly, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;”

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture; and

(5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable (A) to the Company consolidating with, merging into, conveying, transferring, leasing or otherwise disposing of all or part of its assets to a Subsidiary Guarantor or (B) to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction within the United States of America or (C) at a time when the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants.
      For purposes of this covenant, the conveyance, transfer, lease or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Company, which assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the assets of the Company.
      The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.
      The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person, except another Subsidiary Guarantor or the Company, unless:

(1) except in the case of a Subsidiary Guarantor whose Capital Stock has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), including through a merger or consolidation, if in connection therewith the Company complies with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting or surviving Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting or surviving Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such Guaranty Agreement comply with the Indenture.

Future Guarantors
      The Company will cause each Restricted Subsidiary that Guarantees or secures any other Indebtedness of the Company to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports
      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but, without exhibits in the case of Noteholders), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.
Defaults
      In lieu of the Events of Default described in the accompanying prospectus under the caption “Description of Debt Securities— Events of Default,” each of the following will be an Event of Default with respect to the Notes:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “—Certain Covenants— Merger and Consolidation” above;

(4) the failure by the Company or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture;

(5) principal of or interest on any Indebtedness (other than Non-Recourse Purchase Money Indebtedness) of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after payment is due, or the principal thereof is accelerated by the holders thereof because of a default, and the total principal amount of such Indebtedness exceeds $10 million (the “cross acceleration provision”), provided, however, that if any such Indebtedness is repaid or any such acceleration rescinded, within a period of 10 days beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(7) any judgment or decree for the payment of money in excess of $10 million above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitor has not disclaimed responsibility is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(8) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) for five days after notice or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the “Guaranty Failure Provision”).
      However, a default under clauses (4) and (8) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within 90 days after receipt of such notice.
      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
      Subject to indemnification of the Trustee and the satisfaction of certain other conditions, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. A Noteholder will not have any right to institute any proceeding with respect to the Indenture, unless:

•	the Holder has given written notice to the Trustee of an Event of Default;

•	the Holders of at least 25% in principal amount of the outstanding Notes have made written request, and such Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•	the Trustee fails to institute such proceeding, and has not received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.
      Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of payment of the principal of and interest or premium on its Note on or after the applicable due date.
      We are required to furnish to the Trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the Indenture.
Amendments and Waivers
      Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes (and the holders of a majority in principal amount of each other series of our subordinated debt securities affected by the amendment) then outstanding (including consents obtained in connection with a tender or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders in any material respect; or

(9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders in any material respect.

      Notwithstanding the preceding, the covenant described under the caption “—Change of Control” may be waived or amended as described in the last paragraph of the description.
      Notwithstanding the preceding, without the consent of any Holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any Holder of the Notes in any material respect;

(7) to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or any Subsidiary Guarantor;

(8) to make any change in respect of one or more other series of subordinated debt securities that is not applicable to the Notes;

(9) to establish any other series of subordinated debt securities as permitted by the Indenture; or

(10) to provide for a successor Trustee.
      However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless such holder of such Senior Indebtedness (or its Representative) consents to such change or as otherwise permitted by the notes, debentures, bonds or other similar instruments evidencing such Senior Indebtedness.
Defeasance and Discharge
      The Notes will be subject to legal defeasance, to covenant defeasance and to satisfaction and discharge, in each case at our option.

Defeasance
      At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.
      In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default and Guaranty Failure Provisions described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under

“—Certain Covenants— Merger and Consolidation” above (“covenant defeasance”) if we comply with the conditions specified in the Indenture.
      In order to exercise either our legal defeasance option or our covenant defeasance option, we must deposit, in trust for the benefit of the Noteholders, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes on the respective stated maturities in accordance with the terms of the Indenture and the Notes.
      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (7) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants— Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.
      In order to exercise either of our defeasance options, we must comply with certain other conditions, including that no Default has occurred and is continuing after the deposit in trust and the delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit in trust and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law.

Satisfaction and Discharge
      In addition, the Indenture will cease to be of further effect with respect to the Notes, subject to exceptions relating to compensation and indemnity of the Trustee and repayment to us of excess money, when:

•	either

(a) all outstanding Notes have been delivered to the Trustee for cancellation; or

(b) all outstanding Notes not delivered to the Trustee for cancellation either:

•	have become due and payable;

•	will become due and payable at their Stated Maturity within one year; or

•	are to be called for redemption within one year; and

•	we have deposited with the Trustee money in trust sufficient to pay the entire indebtedness on the Notes when due; and

•	we have paid all other sums payable by us with respect to the Notes.
Book-Entry, Delivery and Form; Payment
      We initially will issue the Notes in the form of one or more global notes. Please read “Description of Debt Securities— Book-Entry System” and “—Payment and Transfer” in the accompanying prospectus.
No Recourse
      Our incorporators, directors, officers, employees and stockholders, as such, shall have no liability for any obligations of any Subsidiary Guarantor or the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Concerning the Trustee
      The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.
      If an Event of Default occurs and is not cured or waived, the Trustee is required to exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities it may incur.
      Wachovia Bank, National Association is the Trustee under the Indenture and has been appointed by us as security registrar and paying agent with regard to the Notes. Wachovia Bank, National Association is a lender under our credit facilities. Wachovia Bank, National Association is also an affiliate of Wachovia Capital Markets, LLC, an underwriter of the Notes.
Governing Law
      The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.
Certain Definitions
      “2002 Issue Date” means August 13, 2002, the date of original issue of the 2012 Notes.
      “2012 Notes” means the Company’s 8 3/8 % Senior Subordinated Notes due 2012.
      “2014 Notes” means the Company’s 6 5/8 % Senior Subordinated Notes due 2014.
      “Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
      “Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:

(a) the sum of:

(1) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Company’s reserve engineers in a reserve report prepared as of the end of the fiscal year ending at least 45 days prior to the date of determination, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) of:

(A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, and decreased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) attributable to:

(C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(D) reductions in the estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in accordance with standard industry practice, result in such determinations;

(2) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination;

(3) the Net Working Capital as of the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination; and

(4) the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year for which financial statements of the Company have been made publicly available prior to the date of determination (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(1) minority interests;

(2) any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(4) the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(5) the discounted future net revenue calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a) (1) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Company were still using the full cost method of accounting.
      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants— Limitation on Restricted Payments,” “—Certain Covenants— Limitation on Affiliate Transactions” and “—Certain Covenants— Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
      “Applicable Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of the principal amount of such Note plus any required interest payments due on such Note from the redemption date to April 15, 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.
      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary or a Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain Covenants— Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants— Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants— Merger and Consolidation;”

(C) the trade or exchange by the Company or any Restricted Subsidiary of any property used in the Oil and Gas Business of the Company or a Restricted Subsidiary for any similar property of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the property (including any cash or cash equivalents) so traded or exchanged;

(D) the creation of a Lien;

(E) a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(F) a disposition of the Capital Stock of or any Investment in any Unrestricted Subsidiary;

(G) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(H) any disposition of defaulted receivables that arose in the ordinary course of business for collection; and

(I) a disposition of assets with a fair market value of less than $5.0 million.
      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semiannually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.
      “Bank Indebtedness” means all Obligations pursuant to Credit Facilities.
      “Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.
      “Business Day” means each day which is not a Legal Holiday.
      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial information of the Company has been made publicly available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned (if any) during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made under the Indenture, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.
      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).
      The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility, the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the preceding, shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.
      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Interest Rate Agreements;

(7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;
minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.
      “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Company or a Restricted Subsidiary during such period;

(2) solely for the purposes of determining the aggregate amount available for Restricted Payments under clause (a) (3) of the covenant described under “Certain Covenants— Limitation on Restricted Payments,” any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain or loss, together with any related provision for taxes on such gain or loss and all related fees and expenses, realized in connection with (A) the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and (B) the disposition of any securities of any Person or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries;

(5) extraordinary or non-recurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses; and

(6) the cumulative effect of a change in accounting principles;

(7) any impairment losses on oil and natural gas properties;

(8) any unrealized noncash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133); and

(9) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.
      Notwithstanding the preceding, for the purposes of the covenant described under “—Certain Covenants— Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.
      “Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all outstanding Capital Stock of the Company plus

(2) paid-in capital or capital surplus relating to such Capital Stock plus

(3) any retained earnings or earned surplus
less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.
      “Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including under the Revolving Credit Facility) or commercial paper facilities with banks or other lenders providing revolving credit loans, term loans, Production Payments, receivables financing (including through the sale of receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Designated Senior Indebtedness,” with respect to a Person means:

(1) the Bank Indebtedness; and

(2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the bolder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that (A) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation, to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants— Change of Control;” and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto, and (B) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or Subsidiaries of the Company or by

any such plan to such employees and may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations shall not constitute Disqualified Stock.
      The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
      “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
      “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation, depletion, exploration and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);
in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

(A) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(B) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.
Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion, exploration and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
      “Existing Investments” means assets (including securities) held by the Company or any of the Restricted Subsidiaries as consideration for an Investment made on or before the Issue Date or acquired thereafter pursuant to any agreement or obligation as in effect on the Issue Date.
      “Finance Person” means a Subsidiary of the Company that is organized as a business trust or similar entity for the primary purposes of (1) holding Subordinated Indebtedness of the Company or a Restricted Subsidiary with respect to which payments of interest can, at the election of the issuer thereof, be deferred for one or more payment periods, and (2) issuing Qualifying Trust Preferred Securities, the proceeds of which are lent to the Company or Restricted Subsidiary.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any Indebtedness.
      “Guaranty Agreement” means a supplemental indenture, substantially in the form prescribed in the Indenture, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.
      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Oil and Natural Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.
      “Holder” or “Noteholder” means the Person in whose name a Note is registered on the security registrar’s books.
      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants— Limitation on Indebtedness:”

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(4) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133)
will not be deemed to be Incurrences of Indebtedness.
      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued expenses);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends) (and the term “Incur Indebtedness” and similar terms include issuances of such Disqualified Stock and Preferred Stock);

(6) all obligations of the types referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the types referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the liquidation value of such property or asset and the amount of the obligation so secured;

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(9) any Guarantee by such Person of production or payment with respect to a Production Payment, if and to the extent, in the case of obligations of the types referred to in clauses (1), (2) and (3) above, such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.
      Except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.” For purposes of the covenant captioned “—Certain Covenants— Limitation on Indebtedness,” Indebtedness shall not include Qualifying Trust Preferred Securities and debt securities related to Qualifying Trust Preferred Securities and held by a Finance Person.
      Notwithstanding the preceding, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.
      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.
      “Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

      “Investment” in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee but excluding any such extension of credit made in the ordinary course of business to any customer or supplier) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for in the Indenture, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.
      For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants— Limitation on Restricted Payments:”

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.
      “Issue Date” means April 3, 2006.
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
      “Moody’s” means Moody’s Investors Service, Inc., and any successor to its credit rating business.
      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local and other taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition or as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
      “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Net Present Value” means, with respect to any proved oil and natural gas reserves, the discounted future net cash flows associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the date of this prospectus supplement.
      “Net Working Capital” means:

(1) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus

(2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and current liabilities from commodity price risk management activities arising in the ordinary course of business, determined in accordance with GAAP.
      “Non-Recourse Purchase Money Indebtedness” means (1) Indebtedness (other than Capital Lease Obligations) of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) and (2) any renewals and refinancings of such Indebtedness; provided, however, that the holders of such Indebtedness described in clauses (1) and (2) agree that they will look solely to the fixed assets so acquired which secure such Indebtedness (subject to customary exceptions such as indemnifications for environmental and title matters and fraud) for payment on or in respect of such Indebtedness and no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms of any other Indebtedness of the Company or a Restricted Subsidiary, any holder of such other Indebtedness to declare a default under such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.
      “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
      “Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company or its principal executive, financial or accounting officer.
      “Officers’ Certificate” means a certificate signed by two Officers.
      “Oil and Gas Business” means:

(1) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, natural gas, other hydrocarbon and mineral properties;

(2) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;

(3) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, natural gas, other hydrocarbons and minerals and products produced in association therewith; and

(4) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (3) of this definition.
      “Oil and Natural Gas Hedging Contract” means any oil and natural gas hedging agreement and any other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and natural gas prices.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1) ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and

(2) entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).
      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) cash and Temporary Cash Investments;

(3) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5) loans or advances to officers, directors and employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(6) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(7) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants— Limitation on Sales of Assets and Subsidiary Stock” or consideration received for a disposition not constituting an Asset Disposition;

(8) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) any acquisitions of Capital Stock solely in exchange for Capital Stock (other than Disqualified Stock) of the Company; provided, however, that the fair market value of such Capital Stock, when taken together with all other Capital Stock acquired pursuant to this clause (9) and at the time owned by the Company or its Restricted Subsidiaries, does not exceed $10.0 million;

(10) Hedging Obligations;

(11) obligations of one or more officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with such individual’s acquisition of shares of Capital Stock of the Company (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of the Company and its Restricted Subsidiaries are paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

(12) Existing Investments and any Investments made with the proceeds of any dispositions thereof;

(13) Permitted Business Investments;

(14) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Oil and Gas Business;

(15) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(16) any Person, not otherwise permitted to be made pursuant to clause (1) through (15), in an aggregate amount, which when taken together with all other Investments made on or after the Issue Date pursuant to this clause, does not exceed $50 million at any one time outstanding, measured as of the date such Investments are made without giving effect to any subsequent changes in value (which Investments shall be deemed no longer outstanding only upon the return of capital thereof).

      “Permitted Liens” means the following types of Liens:

(1) Liens securing Senior Indebtedness;

(2) Liens in favor of the Company or a Restricted Subsidiary;

(3) Liens securing the Notes;

(4) Liens existing as of the Issue Date; and

(5) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Certain Covenants— Limitation on Restricted Payments.”
In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “Principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

      “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
      “Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.
      “Public Equity Offering” means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.
      “Public Market” exists at any time with respect to the common stock of the Company if it is then (1) registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act and (2) traded either on a national securities exchange or on the Nasdaq Stock Market.
      “Qualified Redemption Transaction” means redemption of any Capital Stock or Subordinated Obligation (including any Subordinated Indebtedness accounted for as a minority interest of the Company that is held by a Finance Person) that by its terms is convertible into common stock of the Company if on the date of notice of call for such redemption (1) a Public Market exists in the shares of common stock of the Company and (2) the average closing price on the Public Market for shares of common stock of the Company for the 20 trading days immediately preceding the date of notice exceeds the product of (x) the redemption price expressed as a percentage of the stated value or amount of the item being redeemed and (y) 120% of the conversion price per share of common stock of the Company issuable upon conversion of the Capital Stock or Subordinated Obligation called for redemption.
      “Qualifying Trust Preferred Securities” means preferred trust securities or similar securities issued by a Finance Person after the Issue Date.
      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued interest thereon and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;
provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
      “Related Business” means the Oil and Gas Business and any other business in which the Company or a Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary thereto.
      “Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

      “Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions— payable solely to the Company or a Restricted Subsidiary, and dividends or other distributions made by a subsidiary to the holders of any class of its Capital Stock on a pro rata basis);

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.
      “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
      “Revolving Credit Facility” means the Credit Agreement dated as of December 2, 2005, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and a lender, and the other agents and lenders party thereto, as amended from time to time.
      “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its credit rating business.
      “Sale/ Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
      “SEC” means the U.S. Securities and Exchange Commission.
      “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.
      “Securities Act” means the U.S. Securities Act of 1933, as amended.
      “Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;
unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any Obligation of such Person to any Subsidiary;

(2) any Disqualified Stock;

(3) any Indebtedness or other Obligation (and any accrued and unpaid interest in respect thereof) of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(4) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.
      “Senior Subordinated Indebtedness” means, with respect to a Person, the Notes, the 2012 Notes and the 2014 Notes (in the case of the Company), a Subsidiary Guaranty (in the case of a Subsidiary Guarantor) with respect to the Notes, the 2012 Notes or the 2014 Notes and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.
      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.
Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
      “Subsidiary Guarantor” means each Subsidiary of the Company that guarantees the Notes pursuant to the terms of the Indenture, in each case unless and until such Subsidiary is released from its obligations under its Subsidiary Guaranty pursuant to the terms of the Indenture.
      “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.
      “Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand accounts and time deposit accounts, bankers’ acceptances, overnight bank deposits, certificates of deposit and money market deposits maturing within twelve months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10.0 million in the aggregate;

(4) repurchase (or reverse repurchase) obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(5) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(6) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to April 15, 2011 or, in the case of defeasance, to maturity; provided, however, that if the average life to April 15, 2011 or maturity, as the case may be, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to April 15, 2011 or maturity, as the case may be, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
      “Trustee” means Wachovia Bank, National Association until a successor replaces it and, thereafter, means the successor.
      “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.
      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.
      The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants— Limitation on Restricted Payments.”

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants— Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
      “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
      “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      “Wholly Owned Subsidiary” means any Restricted Subsidiary if

(1) all of the Capital Stock of such Restricted Subsidiary, other than any directors’ qualifying shares and, in the case of Newfield China, LDC, its preferred shares that are outstanding on the Issue Date, is owned directly or indirectly by the Company or

(2) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock of such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following summary describes, as of the date hereof, certain U.S. federal income tax considerations with respect to the purchase, ownership and disposition of notes. This summary deals only with holders that purchase notes in the initial offering at their initial offering price and that hold such notes as capital assets.
      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations under the Code, administrative rulings, and judicial interpretations of the Code, each as of the date hereof. These authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences of acquiring, holding or disposing of the notes.
      This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a “real estate investment trust,” “regulated investment company,” financial institution, tax-exempt entity, insurance company, entity treated as a partnership for U.S. federal income tax purposes, dealer in securities or foreign currencies, trader who elects to mark its securities to market, U.S. person whose “functional currency” is not the U.S. dollar, if you hold the notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, if you are a shareholder, partner, or beneficiary of a holder of notes, or if you are a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company”), and it generally does not address any federal taxes other than U.S. federal income tax. It also does not include any description of any alternative minimum tax consequences or of the tax laws of any state or local government or of any foreign government that may be applicable to the notes. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary.
      If an entity classified as a partnership for U.S. federal income tax purposes holds a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.
      If you are considering the purchase of notes, you should consult with your own tax advisors concerning the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.
      A “U.S. holder” means a beneficial owner of a note that is any of the following for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      A “non-U.S. holder” means a beneficial owner of a note that is not an entity treated as a partnership for U.S. federal income tax purposes and is not a U.S. holder.

U.S. Federal Income Tax Consequences to U.S. Holders
          Payments of Interest
      It is expected that the notes will not be issued with original issue discount. If this is the case, interest on a note will generally be taxable to you as ordinary interest income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.
          Sale, Exchange and Retirement of the Notes
      In general, on the sale, exchange or retirement of a note:

•	You will have taxable gain or loss equal to the difference between the amount received by you (other than amounts representing accrued and unpaid interest not previously included in income, which are taxable as ordinary interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal your purchase price for such note (net of any accrued interest) less any principal payments received by you.

•	Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you have held the note for more than one year at the time of disposition. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

•	If you sell a note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sales proceeds.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
      The rules governing U.S. federal income taxation of a beneficial owner of notes that, for U.S. federal income tax purposes, is a non-U.S. holder are complex and no attempt will be made in this prospectus supplement to provide more than a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.
          U.S. Federal Withholding Tax
      The 30% U.S. federal withholding tax (or such lower rate as may be specified by an applicable tax treaty) will not apply to any payment of principal or stated interest on a note provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, directly or constructively, through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business (or, if certain tax treaties apply, is not attributable to a U.S. permanent establishment maintained by you); and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.
      Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. (as discussed below under “ — U.S. Federal Income Tax”).
      You are urged to consult your tax advisor regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.
      The 30% U.S. federal withholding tax (or such lower rate as may be specified by an applicable tax treaty) generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.
          U.S. Federal Income Tax
      If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, the interest is attributable to a U.S. permanent establishment maintained by you), you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% U.S. federal withholding tax, provided you comply with certain certification and disclosure requirements discussed above in “ — U.S. Federal Withholding Tax”) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of such effectively connected interest.
      Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, the interest is attributable to a U.S. permanent establishment maintained by you), in which case if you are a foreign corporation the branch profits tax described above may also apply, or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
          U.S. Federal Estate Tax
      If you are an individual who at death is not a U.S. citizen or resident (as specifically defined for U.S. federal estate tax purposes), your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations and (2) interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.
Information Reporting and Backup Withholding
      In general, interest payments, principal payments, and proceeds received from the sale of a note will be reported to U.S. holders and to the IRS. In addition, a U.S. holder of a note may be subject to backup withholding tax at the applicable rate with respect to such payments or proceeds if the U.S. holder (i) fails to furnish the payor with a correct taxpayer identification number or other required certification; (ii) has been notified by the IRS that the holder is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s U.S. federal income tax returns; or (iii) under certain circumstances, fails to certify, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments. Certain U.S. holders, including generally corporations and tax-exempt entities, may be exempt from information reporting and backup withholding.
      In general, interest payments to non-U.S. holders and the amount of tax withheld with respect to such payments, if any, will be reported to the non-U.S. holder and the IRS. In addition, copies of those information returns also may be made available, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the non-U.S. holder resides or is incorporated. A non-U.S. holder will not be subject to backup withholding with respect to interest or principal payments on the notes if such holder has provided the statement described above in the last bullet point under “ — U.S. Federal Withholding Tax” and the payor does not have actual knowledge or reason to know that the holder is a U.S. person. However, information reporting may still apply to interest payments. In addition, a non-U.S. holder generally will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a U.S. person or the holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining those exemptions, if available.
      Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, as long as the required information is timely furnished to the IRS.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Principal
Amount of
Name	the Notes

Morgan Stanley & Co. Incorporated	$379,500,000
J.P. Morgan Securities Inc.	42,625,000
First Albany Capital Inc.	31,625,000
Goldman, Sachs & Co.	31,625,000
Wachovia Capital Markets, LLC	31,625,000
Calyon Securities (USA) Inc.	16,500,000
Harris Nesbitt Corp.	16,500,000

Total	$550,000,000

      The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any are taken. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
      Notes sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representative.
      The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with the offering, and proceeds before expenses to us.
      We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts and commissions, will be approximately $150,000.
      The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

      In connection with the offering of the notes, the underwriters may engage in transactions that stabilize the market price of the notes. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position or bid for or purchase notes in the open market. These activities may raise or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      In the ordinary course of their businesses, some of the underwriters and their respective affiliates have provided, or may in the future provide, investment banking, commercial banking and other financial services to us or our subsidiaries, including underwriting and the provision of financial advice, and have received, or may in the future receive, customary fees and commissions for their services. Affiliates of Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are also counterparties to some of our hedging contracts. Commercial bank affiliates of J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Calyon Securities (USA) Inc. and Harris Nesbitt Corp. are participants in our credit facility. The Trustee for the notes, Wachovia Bank, National Association, is an affiliate of Wachovia Capital Markets, LLC.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement and the accompanying prospectus by referring you to publicly filed documents that contain the omitted information.
      You may read and copy the information that we incorporate by reference in this prospectus supplement and the accompanying prospectus as well as other reports, proxy statements and other information that we file with the SEC at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC.
      The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering of the notes has been completed (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2005 (as amended by our Annual Report on Form 10-K/A filed March 29, 2006); and

•	Our Current Reports on Form 8-K filed on February 21, 2006 (as amended by our Current Report on Form 8-K/ A filed on February 21, 2006), March 9, 2006, March 15, 2006, March 22, 2006 and March 24, 2006.
      You may also request a copy of the information we incorporate by reference in this prospectus supplement and the accompanying prospectus (other than exhibits, unless the exhibits are specifically incorporated by reference) at no cost by writing or telephoning us at Newfield Exploration Company, 363 N. Sam Houston Parkway East, Suite 2020, Houston, Texas 77060, Attention: Stockholder Relations, Telephone (281) 847-6000.
LEGAL MATTERS
      King & Spalding LLP, Houston, Texas will pass upon the validity of the notes for us. Baker Botts L.L.P., Houston, Texas will pass upon certain legal matters for the underwriters. Baker Botts L.L.P. has in the past represented us in matters unrelated to the offering.
EXPERTS
      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GLOSSARY OF OIL AND GAS TERMS
      The following is a description of the meanings of some terms generally used in the oil and gas industry.

when describing natural gas:	Mcf	=	thousand cubic feet
	MMcf	=	million cubic feet
	Bcf	=	billion cubic feet
	Tcf	=	trillion cubic feet

when describing oil:	Bbl	=	barrel
	MBbls	=	thousand barrels
	MMBbls	=	million barrels

when describing natural gas and oil together:	1 barrel of oil	=	6 Mcf of gas equivalent
	BOE	=	barrel of oil equivalent
	Mcfe	=	thousand cubic feet equivalent
	MMcfe	=	million cubic feet equivalent
	MMcfe/d	=	million cubic feet equivalent per day
	Bcfe	=	billion cubic feet equivalent
	Tcfe	=	trillion cubic feet equivalent
      present value of proved reserves = The estimated value of future gross revenues (estimated in accordance with the requirements of the SEC) to be generated from the production of proved reserves, net of estimated future production and development costs, using prices and costs in effect as of the date indicated, discounted using an annual discount rate of 10%.
      proved developed reserves = Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.
      proved reserves = The estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions.
      proved undeveloped reserves = Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

PROSPECTUS
$1,000,000,000
NEWFIELD EXPLORATION COMPANY

Common Stock	Preferred Stock	Depositary Shares
Stock Purchase Units	Stock Purchase Contracts	Securities Warrants
Debt Securities
     We may offer and sell from time to time:
•	debt securities;

•	shares of common stock;

•	stock purchase contracts;

•	stock purchase units;

•	shares of preferred stock, which may be issued in the form of depositary shares evidenced by depositary receipts; and

•	securities warrants to purchase debt securities, common stock, preferred stock or depositary shares.
     The aggregate initial offering price of the securities that may be sold pursuant to this prospectus will not exceed $1,000,000,000.
     This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that contain more specific information about the offering and the terms of the securities. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.
     Our common stock is listed on the New York Stock Exchange under the symbol “NFX.”
     You should carefully consider the risk factors beginning on page 3 of this prospectus before you make an investment in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. any representation to the contrary is a criminal offense .

This prospectus is dated April 26, 2005

     You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any accompanying prospectus supplement or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of the document containing the information.
i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer pursuant to this prospectus. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
     Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Newfield,” “we,” “us” or “our” are to Newfield Exploration Company and its subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.
     Our common stock is listed on the New York Stock Exchange under the symbol “NFX.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished to, and not filed with, the SEC) until we sell all of the securities or until we terminate this offering:
•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Current Reports on Form 8-K filed on August 30, 2004 (as amended by Amendment No. 1 thereto on Form 8-K/A filed on November 12, 2004); January 19, 2005; January 19, 2005; February 3, 2005; February 11, 2005; February 22, 2005; March 29, 2005; April 6, 2005 and April 13, 2005;

•	the description of our common stock contained in our Form 8-A registration statement filed on November 4, 1993; and

•	the description of our preferred share purchase rights contained in our Form 8-A registration statement filed on February 18, 1999.

     You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at the following number:
Newfield Exploration Company
Attention: Stockholder Relations
363 N. Sam Houston Parkway E.,
Suite 2020
Houston, Texas 77060
(281) 847-6000
FORWARD-LOOKING STATEMENTS
     This prospectus, any accompanying prospectus supplement and the documents we incorporate by reference herein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference herein, including statements regarding estimated or anticipated operating and financial data, production targets, anticipated production rates, planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, wells planned to be drilled in the future, our financial plans and our business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may very significantly from those anticipated due to many factors, including:
•	drilling results;

•	oil and gas prices;

•	well and waterflood performance;

•	severe weather conditions (such as hurricanes);

•	the prices of goods and services;

•	the availability of drilling rigs and other support services; and

•	the availability of capital resources.
     The information contained in this prospectus and the documents incorporated by reference into this prospectus identify additional factors that could affect our operating results and performance. We urge you to carefully consider these factors.
     All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement.

ABOUT OUR COMPANY
     We are an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. Our company was founded in 1989 and focused initially on the shallow waters of the Gulf of Mexico. Today, we have a diversified asset base. Our domestic areas of operation include the Gulf of Mexico, the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. Internationally, we are active offshore Malaysia, in the North Sea, offshore Brazil and in China’s Bohai Bay.
     Our executive offices are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and our telephone number is (281) 847-6000. We maintain a website on the Internet at http://www.newfld.com.
RISK FACTORS
     Your investment in our securities will involve risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our securities is appropriate for you.
Risks Associated with Our Debt Securities
     Unless otherwise indicated in an accompanying prospectus supplement, there will be no public market for debt securities. We do not plan to list any debt securities on any securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:
•	that a market for any series of debt securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.
Risks Associated with Our Common Stock
     We do not intend to pay, and are restricted in our ability to pay, dividends on our common stock. We have not paid cash dividends in the past and do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will depend on our future performance and liquidity. In addition, our credit facility contains restrictions on our ability to pay cash dividends on our capital stock, including our common stock.
     Our certificate of incorporation, stockholders rights agreement and bylaws contain provisions that could discourage an acquisition or change of control of our company. Our stockholders rights agreement, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices.

Risks Associated with Our Operations
     Oil and gas prices fluctuate widely, and lower prices for an extended period of time are likely to have a material adverse impact on our business. Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas. These prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce.
     Among the factors that can cause fluctuations are:
•	the domestic and foreign supply of oil and natural gas;

•	the price and availability of alternative fuels;

•	weather conditions;

•	the level of consumer demand;

•	the price of foreign imports;

•	world-wide economic conditions;

•	political conditions in oil and gas producing regions; and

•	domestic and foreign governmental regulations.
     Our use of oil and gas price hedging contracts involves credit risk and may limit future revenues from price increases and result in significant fluctuations in our net income. We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.
     Our future success depends on our ability to find, develop and acquire oil and gas reserves. As is generally the case, our producing properties in the Gulf of Mexico and the onshore Gulf Coast often have high initial production rates, followed by steep declines. To maintain production levels, we must locate and develop or acquire new oil and gas reserves to replace those depleted by production. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly. We may be unable to find and develop or acquire additional reserves at an acceptable cost. In addition, substantial capital is required to replace and grow reserves. If lower oil and gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under our credit arrangements, we may be unable to expend the capital necessary to locate and develop or acquire new oil and gas reserves.
     Actual quantities of recoverable oil and gas reserves and future cash flows from those reserves most likely will vary from our estimates. Estimating accumulations of oil and gas is complex. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:
•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the persons preparing the estimate.
     The proved reserve information incorporated by reference in this prospectus is based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.
     Actual quantities of recoverable oil and gas reserves, future production, oil and gas prices, revenues, taxes, development expenditures and operating expenses most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Our reserves also may be susceptible to drainage by operators on adjacent properties.
     You should not assume that the present value of future net cash flows incorporated by reference in this prospectus is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs we used.
     If oil and gas prices decrease, we may be required to take writedowns. We may be required to writedown the carrying value of our oil and gas properties when oil and gas prices decrease or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.
     We capitalize the costs to acquire, find and develop our oil and gas properties under the full cost accounting method. The net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using period end oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of the excess to earnings. We review the carrying value of our properties quarterly, based on prices in effect (including the effect of our hedge positions) as of the end of each quarter or as of the time of reporting our results. The carrying value of oil and gas properties is computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a writedown, our properties in other countries could be unaffected. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase.
     We may be subject to risks in connection with acquisitions. The successful acquisition of producing properties requires an assessment of several factors, including:
•	recoverable reserves;

•	future oil and gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

     The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis.
     We may not achieve the production growth we anticipated from our properties in the Uinta Basin. In August 2004, we acquired Inland Resources Inc. for approximately $578 million in cash. Inland’s primary asset is the 110,000-acre Monument Butte Field located in the Uinta Basin of Northeast Utah. Waterflooding, a secondary recovery operation that involves the injection of large volumes of water into the oil-producing reservoir, is necessary to recover the oil reserves in the field. We must negotiate with third parties to obtain additional sources of water. The crude oil produced in the Uinta Basin is known as “black wax” and has a higher paraffin content than crude oil found in most other major North American basins. Currently, area refineries have limited capacity to refine this type of crude oil. Our ability to significantly increase production from the field may be limited by the unavailability of sufficient water supplies or refining capacity or both. In addition, the performance of waterflood operations is often difficult to predict.
     Competitive industry conditions may negatively affect our ability to conduct operations. Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop their properties. Many of our competitors have financial resources that are substantially greater than ours, which may adversely affect our ability to compete with these companies.
     Drilling is a high-risk activity. Our future success will depend on the success of our drilling programs. In addition to the numerous operating risks described in more detail below, these activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:
•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.
     The oil and gas business involves many operating risks that can cause substantial losses; insurance may not protect us against all these risks. These risks include:
•	fires;

•	explosions;

•	blow-outs;

•	uncontrollable flows of oil, gas, formation water or drilling fluids;

•	natural disasters;

•	pipe or cement failures;

•	casing collapses;

•	embedded oilfield drilling and service tools;

•	abnormally pressured formations; and

•	environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.
     If any of these events occur, we could incur substantial losses as a result of:
•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	investigatory and clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.
If we experience any of these problems, our ability to conduct operations could be adversely affected.
     Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities or reductions in revenue that could reduce or eliminate the funds available for our exploration and development programs and acquisitions, or result in the loss of properties.
     We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.
     Exploration in deepwater involves greater operating and financial risks than exploration at shallower depths. These risks could result in substantial losses. Deepwater drilling and operations require the application of recently developed technologies and involve a higher risk of mechanical failure. We will likely experience significantly higher drilling costs in connection with the deepwater wells that we drill. In addition, much of the deepwater play lacks the physical and oilfield service infrastructure present in shallower waters. As a result, development of a deepwater discovery may be a lengthy process and require substantial capital investment, resulting in significant financial and operating risks.

     In addition, as we carry out our deepwater program, we may not serve as the operator of significant projects in which we invest. As a result, we may have limited ability to exercise influence over operations related to these projects or their associated costs. Our dependence on the operator and other working interest owners for these deepwater projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital in drilling or acquisition activities in the deepwater of the Gulf of Mexico. The success and timing of drilling and exploitation activities on properties operated by others therefore depend upon a number of factors that will be largely outside of our control, including:
•	the timing and amount of capital expenditures;

•	the availability of suitable offshore drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel;

•	the operator’s expertise and financial resources;

•	approval of other participants in drilling wells; and

•	selection of technology.
     We have risks associated with our foreign operations. We currently have international activities and we continue to evaluate and pursue new opportunities for international expansion in select areas. Ownership of property interests and production operations in areas outside the United States is subject to the various risks inherent in foreign operations. These risks may include:
•	currency restrictions and exchange rate fluctuations;

•	loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;

•	increases in taxes and governmental royalties;

•	renegotiation of contracts with governmental entities and quasi-governmental agencies;

•	changes in laws and policies governing operations of foreign-based companies;

•	labor problems; and

•	other uncertainties arising out of foreign government sovereignty over our international operations.
     Our international operations also may be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, if a dispute arises with respect to our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States.
     Other independent oil and gas companies’ limited access to capital may change our exploration and development plans. Many independent oil and gas companies have limited access to the capital necessary to finance their activities. As a result, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs of projects as they become due. These problems could cause us to change, suspend or terminate our drilling and development plans with respect to the affected project.
     We are subject to complex laws that can affect the cost, manner or feasibility of doing business. Exploration and development and the production and sale of oil and gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:
•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties; and

•	taxation.
     Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our financial condition or results of operations.
USE OF PROCEEDS
     Except as may otherwise be described in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered pursuant to this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement.
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES PLUS PREFERRED DIVIDENDS
     We have calculated our ratios of earnings to fixed charges and earnings to fixed charges plus preferred dividends as follows:

	Year Ended December 31,
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	8.1x	5.5x	3.2x	6.0x	9.0x
Ratio of earnings to fixed charges	8.1x	5.5x	3.2x	6.0x	9.0x
plus preferred dividends (1)

(1)	No dividends accrued on any outstanding shares of preferred stock during the periods presented.
     For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to fixed charges plus preferred dividends, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest (both expensed and capitalized), distributions on our convertible trust preferred securities (which were redeemed in full in June 2003) and the estimated interest component of rent expense.
DESCRIPTION OF DEBT SECURITIES
     Any debt securities issued using this prospectus will be our direct unsecured general obligations. The debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered will be described in one or more prospectus supplements accompanying this prospectus. The debt securities will be either senior debt securities or subordinated debt securities. Any senior debt securities will be issued under the senior indenture dated as of February 28, 2001 between us and Wachovia Bank, National Association (formerly First Union National Bank), as trustee. Subordinated debt securities will be issued under the subordinated indenture dated as of December 10, 2001 between us and Wachovia Bank, National Association (formerly First Union National Bank), as trustee. We have filed the senior indenture and the subordinated indenture as exhibits to the registration statement. We have summarized selected provisions of these indentures below. The summary is not complete. You should read the indentures for provisions that may be important to you.
General
     The indentures provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for any series of debt securities. We will determine the terms and conditions of any series of debt securities, including the maturity, principal and interest, but those terms must be consistent with the applicable indenture. The terms and conditions of a particular series of debt securities will be set forth in a supplemental indenture or in a resolution of our board of directors.
     Senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all or some of our senior debt as described under “—Subordinated Debt Securities.”
     A prospectus supplement relating to any series of debt securities being offered will include specific terms related to that offering, including the price or prices at which the debt securities will be issued. These terms will include some or all of the following:
•	the title of the debt securities;

•	with respect to subordinated debt securities, any addition to or change in the subordination provisions set forth in the subordinated indenture;

•	the total principal amount of the debt securities;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate and interest payment dates for the debt securities;

•	if such debt securities will be guaranteed by our Subsidiary Guarantors, any additional terms relating to such guarantees;

•	any change in (including the elimination of the applicability of) the provisions set forth in the applicable indenture that provide the terms upon which the debt securities may be redeemed at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any change in (including the elimination of the applicability of) the defeasance provisions set forth in the applicable indenture;

•	any addition to or change in the events of default set forth in the applicable indenture;

•	if convertible into our common stock or any of our other securities, the terms upon which such debt securities are convertible;

•	any addition to or change in the covenants set forth in the applicable indenture;

•	any other terms of the debt securities.
     If so provided in an applicable prospectus supplement, we may issue debt securities at a discount below their principal amount and may pay less than the entire principal amount of debt securities upon declaration of acceleration of their maturity. An applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to debt securities issued with original issue discount.
Senior Debt Securities
     Senior debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt. Senior debt securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Unless otherwise specified in an applicable prospectus supplement, there will be no limit on:
•	the amount of additional indebtedness that may rank equally with the senior debt securities; or

•	on the amount of indebtedness, secured or otherwise, that may be incurred, or preferred stock that may be issued, by any of our subsidiaries.
Subordinated Debt Securities
     Under the subordinated indenture, payment of the principal of and interest and any premium on subordinated debt securities will generally be subordinated in right of payment to the prior payment in full of all of our senior debt, including any senior debt securities. A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:
•	the applicability and effect of such provisions to and on any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions upon specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on subordinated debt securities; and

•	the definition of “senior debt” applicable to the subordinated debt securities of that series.
     The failure to make any payment on any of the subordinated debt securities because of the subordination provisions of the subordinated indenture will not prevent the occurrence of an event of default under the subordinated debt securities.
Optional Redemption
     Unless otherwise specified in a prospectus supplement applicable to a series of debt securities, a series of debt securities will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:
•	100% of the principal amount of the debt securities to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the debt securities

(exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury yield, plus 50 basis points;

•	plus, in either case, accrued interest to the date of redemption.
     Debt securities called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of the debt securities to be redeemed at its registered address. The notice of redemption for the debt securities will state, among other things, the amount of debt securities to be redeemed, the redemption date, the redemption price and the place(s) that payment will be made upon presentation and surrender of debt securities to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any debt securities that have been called for redemption at the redemption date. If less than all the debt securities of a series are redeemed at any time, the trustee will select the debt securities to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate.
     For purposes of determining the optional redemption price, the following definitions are applicable:
     “Applicable treasury yield” means, with respect to any redemption date applicable to a series of debt securities, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the applicable comparable treasury price for the redemption date.
     “Comparable treasury issue” means the United States Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term of debt securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the debt securities to be redeemed.
     “ Comparable treasury price” means, with respect to any redemption date:
•	the bid price for the comparable treasury issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding the redemption date as set forth on “Telerate Page 500” (or such other page as may replace Telerate Page 500); or

•	if such page (or any successor page) is not displayed or does not contain such bid prices at such time:
o	the average of the reference treasury dealer quotations obtained by the trustee for the redemption date, after excluding the highest and lowest of all reference treasury dealer quotations obtained; or

o	if the trustee obtains fewer than four such reference treasury dealer quotations, the average of all reference treasury dealer quotations obtained by the trustee.
     “Independent investment banker” means the investment banking firm that acted as lead managing underwriter for the offering of the series of debt securities or that we name in an accompanying prospectus supplement, or, if such firm is unwilling or unable to select the applicable comparable treasury issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to us.

     “Reference treasury dealer” means any primary U.S. government securities dealer in New York City named in an accompanying prospectus supplement or selected by us.
     “Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date applicable to a series of debt securities, an average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue for the series of debt securities (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
Defeasance
     Unless otherwise provided in a prospectus supplement relating to a particular series of debt securities, we may elect, at our option at any time, to have the provisions of the applicable indenture relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants applied to such series of debt securities, or to any specified part of such series.
     Defeasance and Discharge. The indentures provide that, upon the exercise of our option, we will be discharged from all our obligations with respect to the applicable debt securities upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such debt securities.
     Defeasance of Certain Covenants. The indentures provide that, upon the exercise of our option, we may omit to comply with certain restrictive covenants described in this prospectus, including those described below under “—Certain Covenants” (if such covenants are applicable to a series of debt securities), or an applicable prospectus supplement, the occurrence of certain events of default as described in this prospectus or an applicable prospectus supplement will not be deemed to either be or result in an event of default and, if such debt securities are subordinated debt securities of such series, the provisions of the subordinated indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of debt securities of such series, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities.
     In order to exercise either defeasance option, we must comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust and the delivery to the trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit in trust and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law.
Certain Covenants
     Limitation on Liens. Nothing in the indentures in any way limits the amount of indebtedness or securities that we or any of our subsidiaries may incur or issue. Unless otherwise specified in an accompanying prospectus supplement, we may not, and may not permit any restricted subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any lien on any property or asset now owned or hereafter acquired by us or such restricted subsidiary without making effective provision whereby any and all debt securities of such series then or thereafter outstanding will be secured by a lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.
     Unless otherwise stated in a prospectus supplement applicable to a series of debt securities, the foregoing restriction will not, however, apply to:
•	liens existing on the date on which the series of debt securities was originally issued or provided for under the terms of agreements existing on such date;

•	liens on properties securing:
o	all or any portion of the cost of exploration, drilling or development of such properties;

o	all or any portion of the cost of acquiring, constructing, altering, improving or repairing any properties or assets used or to be used in connection with such properties; or

o	indebtedness incurred by us or any restricted subsidiary to provide funds for the activities set forth in the two bullet points immediately above with respect to such properties;
•	liens securing indebtedness owed by a restricted subsidiary to us or to any other restricted subsidiary;

•	liens on property existing at the time of acquisition of such property by us or a subsidiary or liens on the property of any corporation or other entity existing at the time such corporation or other entity becomes a restricted subsidiary or is merged with us in compliance with the applicable indenture and in either case not incurred in connection with the acquisition of such property or such corporation or other entity becoming a restricted subsidiary or being merged with us, provided that such liens do not cover any property or assets of ours or any of our restricted subsidiaries other than the property so acquired;

•	liens on any property securing:
o	indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing; or

o	indebtedness issued or guaranteed by the United States or any state thereof;
•	any lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any lien of any type permitted under any bullet point above, provided that such lien extends to or covers only the property that is subject to the lien being extended, renewed or replaced;

•	certain liens arising in the ordinary course of our business or that of our restricted subsidiaries;

•	any lien resulting from the deposit of moneys or evidences of indebtedness in trust for the purpose of defeasing indebtedness of ours or any restricted subsidiary; or

•	liens (exclusive of any lien of any type otherwise permitted under any bullet point above) securing our indebtedness or that of any restricted subsidiary in an aggregate principal amount which, together with the aggregate amount of attributable indebtedness deemed to be outstanding in respect of all sale/leaseback transactions permitted pursuant to the first bullet point under “—Limitation on Sale/Leaseback Transactions” below (exclusive of any such sale/leaseback transactions otherwise permitted under any bullet point above), does not at the time such indebtedness is incurred exceed 7.5% of our consolidated net tangible assets (as shown in the most recent published quarterly or year-end consolidated balance sheet of our company and its subsidiaries).
     Unless otherwise specified in any prospectus supplement applicable to a particular series of debt securities, the following types of transactions will not be prohibited or otherwise limited by the foregoing covenant:
•	the sale, granting of liens with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons;

•	the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest;

•	the entering into of currency hedge obligations, interest rate hedging agreements or oil and gas hedging contracts, although liens securing any indebtedness for borrowed money that is the subject of any such obligation shall not be permitted hereby unless permitted under the provisions described above; and

•	the granting of liens required by any contract or statute in order to permit us or any restricted subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any state thereof, or to secure partial, progress, advance or other payments to us or any restricted subsidiary by such governmental unit pursuant to the provisions of any contract or statute.
     Limitation on Sale/Leaseback Transactions. Unless otherwise stated in an accompanying prospectus supplement, we will not, and will not permit any restricted subsidiary to, enter into any sale/leaseback transaction with any person (other than us or a restricted subsidiary) unless:
•	we or such restricted subsidiary would be entitled to incur indebtedness, in a principal amount equal to the attributable indebtedness with respect to such sale/leaseback transaction, secured by a lien on the property subject to such sale/leaseback transaction pursuant to the covenant described in the last bullet point of the second paragraph under “—Limitation on Liens” above without equally and ratably securing such series of debt securities pursuant to such covenant;

•	after the date on which the series of debt securities is originally issued and within a period commencing six months prior to the consummation of such sale/leaseback transaction and ending six months after the consummation thereof, we or such restricted subsidiary will have expended for property used or to be used in the ordinary course of our business or that of our restricted subsidiaries (including amounts expended for the exploration, drilling or development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such sale/leaseback transaction and we elect to designate such amount pursuant to this bullet point with respect to such sale/leaseback transaction (with any such amount not being so designated and not permitted under the immediately preceding bullet point to be applied as set forth in the bullet point that immediately follows); or

•	we, during the 12-month period after the effective date of such sale/leaseback transaction, apply to the voluntary defeasance or retirement of debt securities of such series or any pari passu indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such sale/leaseback transaction and the fair value, as determined by the our board of directors, of such property at the time of entering into such sale/leaseback transaction (in either case adjusted to reflect the remaining term of the lease and any amount designated by us as set forth in the immediately preceding bullet point), less an amount equal to the principal amount of such series of securities and pari passu indebtedness voluntarily defeased or retired by us within such 12-month period and not designated with respect to any other sale/leaseback transaction entered into by us or any restricted subsidiary during such period.
     Other Covenants. A series of debt securities may provide for other covenants applicable to us and our subsidiaries. A description of any such affirmative and negative covenants will be contained in a prospectus supplement applicable to such series.
     Certain Definitions
     “Attributable indebtedness,” when used with respect to any sale/leaseback transaction, means the present value (discounted at a rate equivalent to our then current weighted average cost of funds for borrowed money, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale/leaseback transaction (including any period for which such lease can be extended).
     “Capitalized lease obligation” means any obligation to pay rent or other amounts under a lease of property that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.
     “Consolidated net tangible assets” means, for us and our restricted subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) that would be included on a balance sheet after deducting therefrom (a) all liability items except deferred income taxes, funded indebtedness and other long-term liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.
     “Currency hedge obligations” means obligations incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.
     “Funded indebtedness” means all indebtedness that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such indebtedness is originally incurred.
     “ Indebtedness” means:
•	all indebtedness for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the borrower or only to a portion thereof);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit incurred in the ordinary course of business;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all capitalized lease obligations;

•	all indebtedness of others secured by a lien on any asset of the relevant entity, whether or not such indebtedness is assumed by such entity;

•	all indebtedness of others guaranteed by the relevant entity to the extent of such guarantee; and

•	all obligations in respect of currency hedge obligations, interest rate hedging agreements and oil and gas hedging contracts.
     “Interest rate hedging agreements” means obligations under:
•	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

•	other agreements or arrangements designed to protect the relevant entity or any of its subsidiaries against fluctuations in interest rates.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including, any production payment, advance payment or similar arrangement with respect to minerals in place), whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of the indentures, we or any restricted subsidiary will be deemed to own subject to a lien any asset that we or it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease obligation (other than any capitalized lease obligation relating to property used or to be used in the ordinary course of our business or that of any restricted subsidiary) or other title retention agreement relating to such asset.
     “Oil and gas hedging contracts” means any oil and gas purchase or hedging agreement or other agreement or arrangement that is designed to provide protection against oil and gas price fluctuations.
     “Pari passu indebtedness” means, with respect to any series of debt securities, any indebtedness of ours, whether outstanding on the date on which the series of debt securities were originally issued or thereafter incurred or assumed, unless, in the case of any particular indebtedness, the instrument governing the indebtedness expressly provides that such indebtedness shall be subordinated in right of payment to such series of debt securities.
     “Restricted subsidiary” means any subsidiary the principal business of which is carried on in, or the majority of the operating assets of which are located in, the United States (including areas subject to its jurisdiction).
     “Sale/leaseback transaction” means any arrangement with another person providing for the leasing by us or any restricted subsidiary, for a period of more than three years, of any property that has been or is to be sold or transferred by us or such restricted subsidiary to such other person in contemplation of such leasing.
Events of Default
     Unless otherwise specified in an accompanying prospectus supplement, each of the following will constitute an event of default under the indentures with respect to a series of debt securities:

•	default by us for 30 days in payment when due of any interest on any debt securities of such series;

•	default by us in any payment when due of principal of or premium, if any, on any debt securities of such series;

•	default by us in performance of any other covenant or agreement applicable to such series of debt securities that has not been remedied within 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the series of debt securities then outstanding;

•	the acceleration of the maturity of any of our indebtedness or that of any restricted subsidiary (other than such series of debt securities) (provided that such acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration) having an outstanding principal amount of $10 million or more individually or in the aggregate, or a default in the payment of any principal of or interest on any of our indebtedness or that of any restricted subsidiary (other than such series of debt securities) having an outstanding principal amount of $10 million or more individually or in the aggregate and such default shall be continuing for a period of 30 days without us or such restricted subsidiary curing such default;

•	failure by us or any restricted subsidiary to pay final, non-appealable judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•	certain events involving bankruptcy, insolvency or reorganization of us or any restricted subsidiary; or

•	any other event of default described in an accompanying prospectus supplement.
     If an event of default (other than as a result of bankruptcy, insolvency or reorganization) for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series (or such portion of the principal amount of such debt securities as may be specified in an accompanying prospectus supplement) to be due and payable immediately. If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of a series (or such portion of the principal amount of such debt securities as may be specified in an accompanying prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the acceleration.
     Other than its duties in case of an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request of any of the holders, unless the holders offer the trustee reasonable indemnity and certain other conditions are satisfied. Subject to indemnification of the trustee and the satisfaction of certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
     The holders of debt securities of any series will not have any right to institute any proceeding with respect to the applicable indenture, unless:
•	the holder has given written notice to the trustee of an event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.
     Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of and interest or premium on such debt security on or after the applicable due date specified in such debt security.
     Pursuant to each indenture, we are or will be required to furnish to the trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable indenture.
Conversion Rights
     Unless otherwise specified in an accompanying prospectus supplement, debt securities will not be convertible into other securities. If a particular series of debt securities may be converted into other securities, such conversion will be according to the terms and conditions contained in an accompanying prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holders of such series of debt securities or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities is called for redemption.
Payment and Transfer
     Unless otherwise indicated in an accompanying prospectus supplement, the debt securities of each series initially will be issued only in book-entry form represented by one or more global notes initially registered in the name of Cede & Co., as nominee of The Depository Trust Company (often referred to as DTC), or such other name as may be requested by an authorized representative of DTC, and deposited with DTC. Unless otherwise indicated in an accompanying prospectus supplement, debt securities will be issued in denominations of $1,000 each or multiples thereof.
     Unless otherwise indicated in an accompanying prospectus supplement, beneficial interests in debt securities in global form will be shown on, and transfers of interests in debt securities in global form will be made only through, records maintained by DTC and its participants. Debt securities in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 5847 San Felipe, Suite 1050, Houston, Texas 77057).
     Unless otherwise indicated in an accompanying prospectus supplement, no global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary for such global security or any nominee of such depositary unless:
•	the depositary is unwilling or unable to continue as depositary;

•	an event of default has occurred and is continuing; or

•	as otherwise provided in an accompanying prospectus supplement.

     Unless otherwise indicated in an accompanying prospectus supplement, payment of principal of and premium, if any, and interest on debt securities in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global debt security. However, if any of the debt securities of such series are no longer represented by global debt securities, payment of interest on such debt securities in definitive form may, at our option, be made at the corporate trust office of the trustee or by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.
     No service charge will apply to any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any applicable transfer tax or other similar governmental charge. We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days prior to the selection of the debt securities to be redeemed.
Book-Entry System
     DTC has advised us as follows:
•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
     Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities unless use of the book-entry system for such series of debt securities is discontinued.

     To facilitate subsequent transfers, all debt securities of a series deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of a series of debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities in global form. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).
     All payments on the debt securities in global form will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.
     DTC may discontinue providing its service as securities depositary with respect to a series of debt securities at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, debt security certificates in fully registered form are required to be printed and delivered to beneficial owners of the debt securities previously held in global form representing such debt securities.
     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.
     Neither we, the trustee nor any underwriters applicable to a series of debt securities will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in debt securities, or payments to, or the providing of notice to direct participants or beneficial owners.

     So long as debt securities are in DTC’s book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All applicable payments on debt securities issued in global form will be made by us in immediately available funds.
Consolidation, Merger and Sale of Assets
     We may consolidate with or merge into, or sell or lease substantially all of our properties to any person if:
•	the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the applicable indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	any other conditions (if any) specified in an accompanying prospectus supplement are met.
Modification and Waiver
     Under each indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.
Notices
     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.
Title
     We, the trustee and any agent of ours or of the trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.
Governing Law
     The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.
Information Concerning the Trustee
     Wachovia Bank, National Association is:
•	the trustee under the indenture governing $125 million principal amount of our 7.45% Senior Notes due 2007;

•	the trustee under our senior indenture pursuant to which we have issued $175 million principal amount of our 7% Senior Notes due 2011 and may issue additional senior debt securities;

•	the trustee under our subordinated indenture pursuant to which we have issued $250 million principal amount of our 8% Senior Subordinated Notes due 2012 and $325 million principal amount of our 6% Senior Subordinated Notes due 2014 and may issue additional subordinated debt securities; and
•	a lender under our credit arrangements.
Neither the senior indenture nor the subordinated indenture places a limit on the principal amount of debt securities that may be issued thereunder.
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
     Pursuant to our certificate of incorporation, our authorized capital stock consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 26, 2005, we had 63,199,417 shares of common stock outstanding, and no shares of preferred stock outstanding.
Common Stock
     Our common stockholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common stockholders. Our common stockholders do not have cumulative voting rights.
     Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock. Our common stockholders do not have any preemptive, subscription, redemption or conversion rights.
Preferred Stock
     The following summary describes certain general terms of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in an accompanying prospectus supplement, including the following terms:
•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

     Our certificate of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our stockholders. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include:
•	voting powers;

•	designations;

•	preferences;

•	dividend rights;

•	dividend rates;

•	terms of redemption;

•	redemption process;

•	conversion rights; and

•	any other terms permitted to be established by our certificate of incorporation and by applicable law.
     The preferred stock will, when issued, be fully paid and non assessable.
Anti Takeover Provisions
     Certain provisions in our certificate of incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.
     Stockholder Action by Written Consent. Under the Delaware General Corporation Law, unless the certificate of incorporation of a corporation specifies otherwise, any action that could be taken by stockholders at an annual or special meeting may be taken without a meeting and without notice to or a vote of other stockholders if a consent in writing is signed by the holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation and bylaws provide that stockholder action may be taken in writing by the consent of holders of not less than 66% of the outstanding shares entitled to vote at a meeting of stockholders. As a result, stockholders may not act upon any matter except at a duly called meeting or by the written consent of holders of 66% or more of the outstanding shares entitled to vote.
     Supermajority Vote Required for Certain Transactions. The affirmative vote of the holders of at least 66% of the outstanding shares of common stock is required to approve any merger or consolidation of our company or any sale or transfer of all or substantially all of our assets.
     Blank Check Preferred Stock. Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.
     Business Combinations under Delaware Law. We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder (i.e., a person who owns 15% or more of our outstanding voting stock) from engaging in certain business combinations with our company for three years following the date that the person became an interested stockholder. These restrictions do not apply if:
•	before the person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced; or

•	following the transaction in which the person became an interested stockholder, the business combination is approved by both our board of directors and the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.
     These restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement of certain extraordinary transactions involving our company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or goes unopposed by a majority of our directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.
     Stockholder Rights Agreement. Our board of directors has adopted a stockholder rights agreement. Under the rights agreement, each right entitles the registered holder under the circumstances described below to purchase from our company one one-thousandth of a share of our Junior Participating Preferred Stock, par value $0.01 per share (the “preferred shares”), at a price of $85 per one one-thousandth of a preferred share, subject to adjustment. The following is a summary of certain terms of the rights agreement. The rights agreement is an exhibit to the registration statement of which this prospectus is a part, and this summary is qualified by reference to the specific terms of the rights agreement.
     Until the distribution date, the rights attach to all common stock certificates representing outstanding shares. No separate right certificate will be distributed. A right is issued for each share of common stock issued. The rights will separate from the common stock and a distribution date will occur upon the earlier of:
•	ten business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of our outstanding voting stock; or

•	ten business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding voting stock.
     Until the distribution date or the earlier of redemption or expiration of the rights, the rights will be evidenced by the certificates representing the common stock. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate rights certificates alone will thereafter evidence the rights.
     The rights are not exercisable until the distribution date. The rights will expire on February 22, 2009, unless the expiration date is extended or the rights are earlier redeemed or exchanged.
     If a person or group acquires 20% or more of our voting stock, each right then outstanding, other than rights beneficially owned by the acquiring persons, which would become null and void, becomes a right to buy that number of shares of common stock, or under certain circumstances, the equivalent number of one one-thousandths of a preferred share, that at the time of such acquisition has a market value of two times the purchase price of the right.
     If we are acquired in a merger or other business combination transaction or assets constituting more than 50% of our consolidated assets or producing more than 50% of our earning power or cash flow are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company that at the time of such transaction has a market value of two times the purchase price of the right.
     The dividend and liquidation rights, and the non-redemption feature, of the preferred shares are designed so that the value of one one-thousandth of a preferred share purchasable upon exercise of each right will approximate the value of one share of common stock. The preferred shares issuable upon exercise of the rights will be non-redeemable and rank junior to all other series of our preferred stock. Each whole preferred share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of (a) $1.00 in cash or (b) 1,000 times the aggregate per share dividend declared on the common stock. In the event of liquidation, the holders of preferred shares will be entitled to receive a preferential liquidation payment per whole share equal to the greater of (a) $1,000 per share or (b) 1,000 times the aggregate amount to be distributed per share of common stock. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each whole preferred share will be entitled to 1,000 times the amount received per share of common stock. Each whole preferred share will be entitled to 1,000 votes on all matters submitted to a vote of our stockholders, and preferred shares will generally vote together as one class with the common stock and any other capital stock on all matters submitted to a vote of our stockholders.
     The purchase price and the number of one one-thousandths of a preferred share or other securities or property issuable upon exercise of the rights may be adjusted from time to time to prevent dilution.
     At any time after a person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of our outstanding voting stock and before a person or group acquires beneficial ownership of 50% or more of our outstanding voting stock, our board of directors may, at its option, issue common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such person or group, which would become null and void, at an exchange ratio of one share of common stock, or one one-thousandth of a preferred share, for each two shares of common stock for which each right is then exercisable, subject to adjustment.
     At any time prior to the first public announcement that a person or group has become the beneficial owner of 20% or more of our outstanding voting stock, our board of directors may redeem all, but not less than all, of the then outstanding rights at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.
Limitation Of Liability Of Officers And Directors
     Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.
     Our certificate of incorporation limits the liability of our officers and directors to our company and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability
•	for any breach of the officer’s or director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation law; or

•	for any transaction from which the officer or director derived an improper personal benefit.
     The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited our company and our stockholders. Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue, nor to recover monetary damages, under federal securities laws for violations thereof.
Transfer Agent And Registrar
     Our transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.
DESCRIPTION OF DEPOSITARY SHARES
General
     We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.
     We have summarized selected provisions of the deposit agreement and the depositary receipts.
Dividends and Other Distributions
     If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.
Redemption of Depositary Shares
     If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.
Voting the Preferred Stock
     Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of the Depositary Agreement
     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.
Charges of Depositary
     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Withdrawal of Preferred Stock
     Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.
Miscellaneous
     The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.
     Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Depositary
     The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.
DESCRIPTION OF SECURITIES WARRANTS
     We may issue securities warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in a prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

     We have summarized selected provisions of the securities warrant agreements. A prospectus supplement relating to a particular issue of securities warrants will contain the terms of and information relating to that issue of securities warrants, including, where applicable:
•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of securities warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of securities warrants to purchase preferred stock or depositary shares and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

•	the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such securities warrants;

•	the amount of securities warrants outstanding as of the most recent practicable date; and

•	any other terms of such securities warrants.
Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with a prospectus supplement relating to the particular issue of securities warranties.
     Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or calculable from, a prospectus supplement relating to the securities warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in a prospectus supplement relating to such securities warrants.
     Prior to the exercise of any securities warrants to purchase debt securities, common stock, preferred stock or depositary shares, holders of such securities warrants will not have any of the rights of holders of debt securities, common stock, preferred stock or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in any applicable indenture, or to receive payments of dividends, if any, on the common stock, preferred stock or depositary shares purchasable upon such exercise, or to exercise any applicable right to vote.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.
     An accompanying prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.
PLAN OF DISTRIBUTION
     We may sell the offered securities:
•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers, including existing stockholders in a rights offering.
By Underwriters
     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in an accompanying prospectus supplement, the underwriters must purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
By Agents
     Offered securities may also be sold through agents designated by us. Unless indicated in an accompanying prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.
Direct Sales; Rights Offerings
     Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights that may be issued to our securityholders.
Delayed Delivery Arrangements
     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in an accompanying prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us.

The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.
General Information
     Underwriters, dealers and agents that participate in the distribution of offered securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in an accompanying prospectus supplement.
     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.
     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
LEGAL MATTERS
     The validity of securities will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of Inland Resources Inc. as of December 31, 2003 and for the year then ended incorporated in this prospectus by reference to Amendment No. 1 to our Current Report on Form 8-K/A as filed with the SEC on November 12, 2004 have been audited by Hein & Associates LLP, as set forth in their report thereon filed therewith. Such consolidated financial statements are so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.